Exhibit 99.6

[Email Subject – An Important Message from Peter Lynch]

Dear Team Members,

It is my great pleasure to tell you that at 8 a.m. this morning, Winn-Dixie and BI-LO announced that the companies will merge to create an organization of approximately 690 grocery stores and 63,000 employees in eight states throughout the southeastern United States.

BI-LO operates 207 supermarkets, including approximately 116 in-store pharmacies, in North Carolina, South Carolina, Georgia and Tennessee, and it employs approximately 17,000 people, whom BI-LO refers to as “teammates.”

Team, this combination, which will create a company that is stronger than our individual businesses, will significantly expand our footprint, enhance our guests’ shopping experience and unite two similar companies.

This is an historic event and one that is good for Winn-Dixie.

Winn-Dixie and BI-LO are both well-known and well-respected regional brands with similar heritages, strong neighborhood ties, proud histories of giving back, and strong commitments to providing the best possible quality and value to customers. Most importantly, we both have talented and loyal team members at every level of our operations whose dedication to excellence will form the foundation for our continued success. We anticipate the combined company, which will be the ninth largest traditional supermarket chain in the U.S., will create many opportunities. We also expect we will achieve excellence through the sharing of ideas across our organizations.

It is important to note that there is no overlap of locations in our existing markets, so we do not currently anticipate any store closures as a result of this transaction. Additionally, we anticipate both Winn-Dixie and BI-LO will continue to operate under those respective banners. The combined company’s executive management team structure and headquarters location will be decided as the companies move closer to finalizing the transaction; however, it is expected that the combined company will maintain a presence in both Jacksonville and Greenville, S.C.

The transaction is expected to close in the next 60 to 120 days. Following the completion of the merger, Winn-Dixie will become privately-held and will cease trading on the NASDAQ.

There are still a great many details to work through as we finalize this transaction, and I will continue to update you as new developments arise. In the meantime, I am confident that I can count on you to remain focused on delivering our promise to make the lives of our guests easier and fun.

In closing, the actions we’ve announced today will enable us to further build upon a strong foundation for our business. I would like to thank each of you for all of your hard work and loyalty. Together, we’ve accomplished great things over the past six years. I look forward to the new future we will build together.

I’ll see you in the stores.

Peter Lynch

Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

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